Annex 1


                      RESTATED ARTICLES OF INCORPORATION

                                      OF

                            CTB INTERNATIONAL CORP.
                     (FORMERLY KNOWN AS CTB INDIANA CORP.)


          CTB Indiana Corp., an Indiana corporation (the "Corporation"), and the survivor of a merger with CTB International Corp., a Delaware corporation, effected pursuant to a Plan and Agreement of Merger dated September 21, 1999, desiring to amend and restate its Articles of Incorporation pursuant to the Indiana Business Corporation Law (the "Corporation Law") and to change its name, submits the following Restated Articles of Incorporation:


                                   ARTICLE I
                                     Name

          The name of the Corporation is CTB International Corp.


                                  ARTICLE II
                              Purpose and Powers

          Section 2.1. Purpose of the Corporation. The purpose for which the Corporation is formed is to engage in the transaction of any or all lawful business for which corporations may now or hereafter be incorporated under the Corporation Law.

          Section 2.2. Powers of the Corporation. The Corporation shall have (a) all powers now or hereafter authorized by or vested in corporations pursuant to the provisions of the Corporation Law, (b) all powers now or hereafter vested in corporations by common law or any other statute or act and (c) all powers authorized by or vested in the Corporation by the provisions of these Restated Articles of Incorporation or by the provisions of its By-Laws as from time to time in effect.


                                  ARTICLE III
                               Term of Existence

          The period during which the Corporation shall continue is perpetual.

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                                  ARTICLE IV
                          Registered Office and Agent

          The street address of the Corporation's registered office at the time of adoption of these Restated Articles of Incorporation is State
Road 15 North, Milford, Indiana 46542-2000, and the name of its Resident Agent at such office at the time of adoption of these Restated Articles of Incorporation is Michael J. Kissane.

                                   ARTICLE V
                               Authorized Shares

          Section 5.1. Authorized Classes and Number of Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 44,000,000 shares, of which 40,000,000 shares shall be common stock, par value $0.01 per share ("Common Stock"), and 4,000,000 shares shall be preferred stock, par value $0.01 per share ("Preferred Stock").

          Section 5.2. General Terms of All Shares. The Corporation shall have the power to acquire (by purchase, redemption or otherwise), hold, own, pledge, sell, transfer, assign, reissue, cancel or otherwise dispose of the shares of the Corporation in the manner and to the extent now or hereafter permitted by the laws of the State of Indiana (but such power shall not imply an obligation on the part of the owner or holder of any share to sell or otherwise transfer such share to the Corporation), including the power to purchase, redeem or otherwise acquire the Corporation's own shares, directly or indirectly, and without pro rata treatment of the owners or holders of any class or series of shares, unless, after giving effect thereto, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the purchase, redemption or other acquisition, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of the shares of the Corporation being purchased, redeemed or otherwise acquired, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Restated Articles of Incorporation describing the terms of such series). Shares of the Corporation purchased, redeemed or otherwise acquired by it shall constitute authorized but unissued shares, unless prior to any such purchase, redemption or other acquisition, or within thirty (30) days thereafter, the Board of Directors adopts a resolution providing that such shares constitute authorized and issued but not outstanding shares.

          The Board of Directors of the Corporation may dispose of, issue and sell shares in accordance with, and in such amounts as may be permitted by,

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the laws of the State of Indiana and the provisions of these Restated
Articles of Incorporation and for such consideration, at such price or prices, at such time or times and upon such terms and conditions (including the privilege of selectively repurchasing the same) as the Board of Directors of the Corporation shall determine, without the authorization or approval by any shareholders of the Corporation. Shares may be disposed of, issued and sold to such persons, firms or entities as the Board of Directors may determine, without any preemptive or other right on the part of the owners or holders of other shares of the Corporation of any class or kind to acquire such shares by reason of their ownership of such other shares.

          When the Corporation receives the consideration specified in a subscription agreement entered into before incorporation, or for which the Board of Directors authorized the issuance of shares, as the case may be, the shares issued therefor shall be fully paid and nonassessable.

          The Corporation shall have the power to declare and pay dividends or other distributions upon the issued and outstanding shares of the Corporation, subject to the limitation that a dividend or other distribution may not be made if, after giving it effect, the Corporation would not be able to pay its debts as they become due in the usual course of business or the Corporation's total assets would be less than its total liabilities (calculated without regard to any amounts that would be needed, if the Corporation were to be dissolved at the time of the dividend or other distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those of the holders of shares receiving the dividend or other distribution, unless otherwise expressly provided with respect to a series of Preferred Stock in the provisions of these Restated Articles of Incorporation describing the terms of such series). The Corporation shall have the power to issue shares of one class or series as a share dividend or other distribution in respect of that class or series or one or more other classes or series.

          Section 5.3.  Voting Rights of Shares.

          (a) Common Stock. Except as otherwise provided by the Corporation Law and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of its Board of Directors establish, the Common Stock has unlimited voting rights and, when validly issued by the Corporation, each outstanding share of Common Stock shall entitle the record holder thereof to one vote at all shareholders' meetings on all matters submitted to a vote of the shareholders of the Corporation.

          (b) Preferred Stock. Except as required by the Corporation Law or by the provisions of these Restated Articles of Incorporation describing the terms of the Preferred Stock or a series thereof, the holders of Preferred

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Stock shall have no voting rights or powers.  When validly issued by the
Corporation, shares of Preferred Stock shall entitle the record holder thereof to vote as and on such matters, but only as and on such matters, as the holders thereof are entitled to vote under the Corporation Law or under the provisions of these Restated Articles of Incorporation describing the terms of the Preferred Stock or a series thereof (which provisions may provide for special, conditional, limited or unlimited voting rights, including multiple or fractional votes per share, or for no right to vote, except to the extent required by the Corporation Law) and subject to such shareholder disclosure and recognition procedures (which may include voting prohibition sanctions) as the Corporation may by action of the Board of Directors establish.

          Section 5.4. Other Terms of Common Stock. The shares of Common Stock shall be equal in every respect insofar as their relationship to the Corporation is concerned, but such equality of rights shall not imply equality of treatment as to redemption or other acquisition of shares by the Corporation. Subject to the rights of the holders of any outstanding Preferred Stock, the holders of Common Stock shall be entitled to share ratably in such dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by the Corporation), if any, as are declared and paid from time to time on the Common Stock at the discretion of the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled under this Article V, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its shareholders.

          Section 5.5.  Other Terms of Preferred Stock.

          (a) Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation and such preferences, limitations and relative voting and other rights as shall be set forth in these Restated Articles of Incorporation. Subject to the requirements of the Corporation Law and subject to all other provisions of these Restated Articles of Incorporation, the Board of Directors of the Corporation may create one or more series of Preferred Stock and may determine the preferences, limitations and relative voting and other rights of one or more series of Preferred Stock before the issuance of any shares of that series by the adoption of an amendment to these Restated Articles of Incorporation that specifies the terms of the series of Preferred Stock. All shares of a series of Preferred Stock must have preferences, limitations and relative voting and other rights identical with those of other shares of the same series and, if the description of the series set forth in these Restated

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Articles of Incorporation so provides, no series of Preferred Stock need have preferences, limitations or relative voting or other rights identical with those of any other series of Preferred Stock.

          Before issuing any shares of a series of Preferred Stock (in addition to the series authorized at the time of adoption of these Restated Articles of Incorporation), the Board of Directors shall adopt an amendment to these Restated Articles of Incorporation, which shall be effective without any shareholder approval or other action, that sets forth the preferences, limitations and relative voting and other rights of the series, and authority is hereby expressly vested in the Board of Directors by such amendment:

          (1) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

          (2) To fix the voting rights of such series, which may consist of special, conditional, limited or unlimited voting rights, including multiple or fractional votes per share, or no right to vote (except to the extent required by the Corporation
     Law);

          (3) To fix the dividend or distribution rights of such series and the manner of calculating the amount and time for payment of dividends or distributions, including, but not limited to:

               (A)  the dividend rate, if any, of such series;

               (B) any limitations, restrictions or conditions on the payment of dividends or other distributions, including whether dividends or other distributions shall be noncumulative or cumulative or partially cumulative and, if so, from which date or dates;

               (C) the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series in relation to Common Stock and shares of any other series of Preferred Stock; and

               (D) the form of dividends or other distributions, which may be payable at the option of the Corporation, the shareholder or another person (and in such case to prescribe the terms and conditions of exercising such option), or upon the occurrence of a designated event in


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          cash, indebtedness, stock or other securities or other
          property, or in any combination thereof,

     and to make provisions, in the case of dividends or other distributions payable in stock or other securities, for adjustment of the dividend or distribution rate in such events as the Board of Directors shall determine;

          (4) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed or converted, which may be

               (A)  at the option of the Corporation, the
          shareholder or another person or upon the occurrence of a designated event;

               (B) for cash, indebtedness, securities or other property or any combination thereof; and

               (C)  in a designated amount or in an amount
          determined in accordance with a designated formula or by reference to extrinsic data or events;

          (5) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment upon shares of such series in relation to shares of Common Stock and shares of any other series of Preferred Stock; and to determine whether or not any such preferential rights upon dissolution need be considered in determining whether or not the Corporation may make dividends, repurchases or other distributions;

          (6) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

          (7) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to restrictions, if any, on the issue of additional shares imposed in the provisions of these Restated Articles of Incorporation fixing the terms of any outstanding series of Preferred Stock and, if subject to additional restrictions, the extent of such additional restrictions; and



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          (8)  Generally to fix the other preferences or rights, and any qualifications, limitations or restrictions of such preferences or rights, of such series to the full extent permitted by the Corporation Law; provided, however, that no such preferences, rights, qualifications, limitations or restrictions shall be in conflict with these Restated Articles of Incorporation or any amendment hereof.

          (b) Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible, have been converted into shares of the Corporation of any other class or series, may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be specified or provided for in the provisions of these Restated Articles of Incorporation describing the terms of any series of Preferred Stock.

          Section 5.6. Terms of the 6% Series A Preferred Stock. Thirty thousand (30,000) shares of Preferred Stock are hereby designated "6%
Series A Preferred Stock." The powers, designations, preferences and relative participating, optional and other special rights, and the qualifications, limitations or restrictions of the 6% Series A Preferred Stock, in addition to those set forth in these Restated Articles of Incorporation that are applicable to shares of Preferred Stock of all series, are as follows:

          (a) Rank. The 6% Series A Preferred Stock shall, with respect to dividend rights, rights on redemption and rights on liquidation, winding up and dissolution, rank prior to all classes of Common Stock of the Corporation. All of such equity securities of the Corporation to which the 6% Series A Preferred Stock ranks prior are collectively referred to herein as the "Junior Stock."

          (b)  Dividends.

          (1) The holders of 6% Series A Preferred Stock shall be entitled to receive in preference to the holders of any of the Junior Stock, out of any funds legally available for the payment of dividends, noncumulative dividends at the rate of $60.00 in cash for each share of 6% Series A Preferred Stock held (determined by multiplying 6% by the Liquidation Preference, as defined in
     Section 5.6(c)) per fiscal year of the Corporation. The rights to such dividends on the 6% Series A Preferred Stock shall not be cumulative, and no rights shall accrue to holders of 6% Series A Preferred Stock by reason of the fact that dividends on said shares are not declared in any previous dividend period, nor shall any undeclared or unpaid dividends bear or accrue interest.

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          (2)  All dividends paid with respect to shares of the 6%
     Series A Preferred Stock pursuant to Section 5.6(b)(1) shall be paid pro rata to the holders entitled thereto.

          (3) Holders of shares of the 6% Series A Preferred Stock shall be entitled to receive the dividends provided for in
     Section 5.6(b)(1) in preference to and in priority over any dividends upon any of the Junior Stock.

          (4) Each fractional share of 6% Series A Preferred Stock outstanding shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding share of 6% Series A Preferred Stock pursuant to Section 5.6(b)(1).

          (c) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of 6% Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount equal to $1,000.00 for each share outstanding (the "Liquidation Preference"), plus an amount equal to all declared but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. Except as provided in the preceding sentence, holders of 6% Series A Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of 6% Series A Preferred Stock, then the holders of all such shares shall share ratably in accordance with the respective amounts to which the holders of outstanding shares of 6% Series A Preferred Stock would be entitled if all amounts payable thereon were paid in full.

          The liquidation payment with respect to each outstanding fractional share of 6% Series A Preferred Stock shall be equal to a ratably proportionate amount of the liquidation payment with respect to each outstanding share of the 6% Series A Preferred Stock.

          (d) Redemption. Upon the occurrence of an Initial Public Offering (as defined below) or a Change of Control (as defined below), the 6% Series A Preferred Stock shall be redeemable, at the option of the Corporation, in whole or in part, from time to time at a redemption price of $1,000.00 per share of the 6% Series A Preferred Stock, plus an amount equal to all declared but unpaid dividends thereon to the date fixed for redemption. "Initial Public Offering" shall mean the sale of shares of the Corporation's capital stock to the public pursuant to a registration statement under the Securities Act of 1933, as amended. "Change of Control" shall mean any

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person or group of persons (within the meaning of Section 13 or 14 of the
Securities Exchange Act of 1934, as amended) other than American Securities Capital Partners, L.P. ("ASCP"), investment funds managed by ASCP or its affiliates, J. Christopher Chocola or Caryl M. Chocola shall have acquired beneficial ownership or control of over 15% of the voting stock (on a fully diluted basis) of the Corporation.

          (e)  Procedure for Redemption.

          (1) In the event that fewer than all the outstanding shares of 6% Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected pro rata based upon the number of outstanding shares of 6% Series A Preferred Stock held by each holder thereof prior to the redemption.

          (2) In the event the Corporation shall redeem shares of 6% Series A Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to all holders of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the aggregate number of shares of 6% Series A Preferred Stock to the redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

          (3) Notice having been mailed as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing money for the payment of the redemption price of the shares called for redemption) said shares shall no longer be deemed to be outstanding and shall have the status of authorized but unissued shares of 6% Series A Preferred Stock, and shall not be reissued as shares of 6% Series A Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued


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     representing the unredeemed shares without cost to the holder thereof.

          (f) Voting Rights. The holders of record of shares of 6% Series A Preferred Stock shall not be entitled to any voting rights except as otherwise provided by law.

                                  ARTICLE VI
                                   Directors

          Section 6.1. Number. The Board of Directors at the time of adoption of these Restated Articles of Incorporation is composed of nine (9) members, which number may be changed from time to time by amendment to the By-Laws, provided that such number shall not be less than one (1) or more than fifteen (15).

          Section 6.2. Qualifications. Directors need not be shareholders of the Corporation or residents of this or any other state in the United States.

          Section 6.3. Vacancies. Vacancies occurring in the Board of Directors shall be filled in the manner provided in the By-Laws or, if the By-Laws do not provide for the filling of vacancies, in the manner provided by the Corporation Law. The By-Laws may also provide that in certain circumstances specified therein, vacancies occurring in the Board of Directors may be filled by vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders.

          Section 6.4. Liability of Directors. A Director's responsibility to the Corporation shall be limited to discharging his or her duties as a Director, including his or her duties as a member of any committee of the Board of Directors upon which he or she may serve, in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Director reasonably believes to be in the best interests of the Corporation, all based on the facts then known to the Director.

          In discharging his or her duties, a Director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

          (a) One (1) or more officers or employees of the Corporation whom the Director reasonably believes to be reliable and competent in the matters presented;




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          (b)  Legal counsel, public accountants or other persons as to matters the Director reasonably believes are within such person's professional or expert competence; or

          (c) A committee of the Board of which the Director is not a member if the Director reasonably believes the Committee merits confidence;

but a Director is not acting in good faith if the Director has knowledge concerning the matter in question that makes reliance otherwise permitted by this Section 6.4 unwarranted.

          A Director shall not be liable for any action taken as a Director, or any failure to take any action, unless (a) the Director has breached or failed to perform the duties of the Director's office in compliance with this
Section 6.4, and (b) the breach or failure to perform constitutes willful misconduct or recklessness.

          Section 6.5. Factors to be Considered by Board. In determining whether to take or refrain from taking any action with respect to any matter, including making or declining to make any recommendation to shareholders of the Corporation, the Board of Directors may, in its discretion, consider both the short term and long term best interests of the Corporation (including the possibility that these interests may be best served by the continued independence of the Corporation), taking into account, and weighing as the Directors deem appropriate, the social and economic effects thereof on the Corporation's present and future employees, suppliers and customers of the Corporation and its subsidiaries, the communities in which offices or other facilities of the Corporation are located and any other factors the Directors consider pertinent.

          Section 6.6. Removal of Directors. Notwithstanding any other provisions of the Corporation Law, these Restated Articles of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the By-Laws of the Corporation), one or more directors of the Corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose, or by a majority vote of the entire Board of Directors. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section 6.6 shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

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          Section 6.7.  Election of Directors by Holders of Preferred Stock.
The holders of one (1) or more series of Preferred Stock may be entitled to elect all or a specified number of Directors, but only to the extent and subject to limitations as may be set forth in the provisions of these Restated Articles of Incorporation adopted by the Board of Directors pursuant to Section 5.5 hereof describing the terms of the series of Preferred Stock.


                                  ARTICLE VII
                     Provisions for Regulation of Business
                     and Conduct of Affairs of Corporation

          Section 7.1. Meetings of Shareholders. Meetings of the shareholders of the Corporation shall be held at such time and at such place, either within or without the State of Indiana, as may be stated in or fixed in accordance with the By-Laws of the Corporation and specified in the respective notices or waivers of notice of any such meetings.

          Section 7.2. Meetings of Directors. Meetings of the Board of Directors of the Corporation shall be held at such place, either within or without the State of Indiana, as may be authorized by the By-Laws and specified in the respective notices or waivers of notice of any such meetings or otherwise specified by the Board of Directors. Unless the By-Laws provide otherwise (a) regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting and (b) the notice for a special meeting need not describe the purpose or purposes of the special meeting.

          Section 7.3. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or shareholders, or of any committee of such Board, may be taken without a meeting, if the action is taken by all members of the Board or all shareholders entitled to vote on the action, or by all members of such committee, as the case may be. The action must be evidenced by one (1) or more written consents describing the action taken, signed by each Director, or all the shareholders entitled to vote on the action, or by each member of such committee, as the case may be, and, in the case of action by the Board of Directors or a committee thereof, included in the minutes or filed with the corporate records reflecting the action taken or, in the case of action by the shareholders, delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Action taken under this
Section 7.3 is effective when the last Director, shareholder or committee member, as the case may be, signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Such consent shall have the same effect as a unanimous vote of all members of the Board, or all shareholders,


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or all members of the committee, as the case may be, and may be described as such in any document.

          Section 7.4. By-Laws. The Board of Directors shall have the exclusive power to make, alter, amend or repeal, or to waive provisions of, the By-Laws of the Corporation by the affirmative vote of a majority of the entire number of Directors at the time, except as expressly provided by the Corporation Law. All provisions for the regulation of the business and management of the affairs of the Corporation not stated in these Restated Articles of Incorporation shall be stated in the By-Laws. The Board of Directors may adopt Emergency By-Laws of the Corporation and shall have the exclusive power (except as may otherwise be provided therein) to make, alter, amend or repeal, or to waive provisions of, the Emergency By-Laws by the affirmative vote of a majority of the entire number of Directors at the time.

          Section 7.5.  Interest of Directors.

          (a) A conflict of interest transaction is a transaction with the Corporation in which a Director of the Corporation has a direct or indirect interest. A conflict of interest transaction is not voidable by the Corporation solely because of the Director's interest in the transaction if any one (1) of the following is true:

          (1) The material facts of the transaction and the Director's interest were disclosed or known to the Board of Directors or a committee of the Board of Directors and the Board of Directors or committee authorized, approved or ratified the transaction.

          (2) The material facts of the transaction and the Director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction.

          (3)  The transaction was fair to the Corporation.

          (b) For purposes of this Section 7.5, a Director of the Corporation has an indirect interest in a transaction if:

          (1) Another entity in which the Director has a material financial interest or in which the Director is a general partner is a party to the transaction; or

          (2) Another entity of which the Director is a director, officer, manager or trustee is a party to the transaction and the transaction is, or is required to be, considered by the Board of Directors of the Corporation.

          (c) For purposes of Section 7.5(a)(1), a conflict of interest transaction is authorized, approved or ratified if it receives the affirmative vote of a majority of the Directors on the Board of Directors (or on the committee) who have no direct or indirect interest in the transaction, but a transaction may not be authorized, approved or ratified under this section by a single Director. If a majority of the Directors who have no direct or indirect interest in the transaction vote to authorize, approve or ratify the transaction, a quorum shall be deemed present for the purpose of taking action under this Section 7.5. The presence of, or a vote cast by, a Director with a direct or indirect interest in the transaction does not affect the validity of any action taken under Section 7.5(a)(1), if the transaction is otherwise authorized, approved or ratified as provided in such subsection.

          (d) For purposes of Section 7.5(a)(2), a conflict of interest transaction is authorized, approved or ratified if it receives the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast. Shares owned by or voted under the control of a Director who has a direct or indirect interest in the transaction, and shares owned by or voted under the control of an entity described in Section 7.5(b), may be counted in such a vote of shareholders.

          Section 7.6. Nonliability of Shareholders. Shareholders of the Corporation are not personally liable for the acts or debts of the Corporation, nor is private property of shareholders subject to the payment of corporate debts.

          Section 7.7. Indemnification of Officers, Directors, and Other Eligible Persons.

          (a) To the extent not inconsistent with applicable law, every Eligible Person shall be indemnified by the Corporation against all Liability and reasonable Expense that may be incurred by him in connection with or resulting from any Claim, (1) if such Eligible Person is Wholly Successful with respect to the Claim, or (2) if not Wholly Successful, then if such Eligible Person is determined, as provided in either Section 7.7(f) or 7.7(g), to have acted in good faith, in what he reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the standards of conduct set forth in clause (2) of this subsection (a). The actions of an Eligible Person with respect to an employee benefit plan subject to the Employee Retirement Income Security Act of 1974 shall be deemed to have been taken in what the Eligible Person reasonably believed to be the best interests of the Corporation or at least not opposed to its best interests if the Eligible Person reasonably believed he was acting in conformity with the requirements of such Act or he reasonably believed his actions to be in the interests of the participants in or beneficiaries of the plan.

          (b) The term "Claim" as used in this Section 7.7 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of this Corporation or any other corporation or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

          (1) by reason of his being or having been an Eligible Person, or

          (2) by reason of any action taken or not taken by him in his capacity as an Eligible Person, whether or not he continued in such capacity at the time such Liability or Expense shall have been incurred.

          (c) The term "Eligible Person" as used in this Section 7.7 shall mean every person (and the estate, heirs and personal representatives of such person) who is or was a Director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a Director, officer, employee, agent, manager or fiduciary of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not. An Eligible Person shall also be considered to have been serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also imposed duties on, or otherwise involved services by, him to the plan or to participants in or beneficiaries of the plan.

          (d)  The terms "Liability" and "Expense" as used in this
Section 7.7 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against (including excise taxes assessed with respect to an employee benefit plan), and amounts paid in settlement by or on behalf of, an Eligible Person.

          (e) The term "Wholly Successful" as used in this Section 7.7 shall mean (1) termination of any claim against the Eligible Person in question without any finding of liability or guilt against him, (2) approval by a court, with knowledge of the indemnity herein provided, of a settlement of any Claim, or (3) the expiration of a reasonable period of time after the making or threatened making of any Claim without commencement of an action, suit or proceeding, without any payment or promise made to induce a settlement.

          (f) Every Eligible Person claiming indemnification hereunder (other than one who has been Wholly Successful with respect to any Claim) shall be entitled to indemnification (1) if special independent legal counsel, which may be regular counsel of the Corporation or other disinterested person or persons, in either case selected by the Board of Directors, whether or not a disinterested quorum exists (such counsel or person or persons being hereinafter called the "Referee"), shall deliver to the Corporation a written finding that such Eligible Person has met the standards of conduct set forth in Section 7.7(a)(2), and (2) if the Board of Directors, acting upon such written finding, so determines. The Board of Directors shall, if an Eligible Person is found to be entitled to indemnification pursuant to the preceding sentence, also determine the reasonableness of the Eligible Person's Expenses. The Eligible Person claiming indemnification shall, if requested, appear before the Referee, answer questions that the Referee deems relevant and shall be given ample opportunity to present to the Referee evidence upon which he relies for indemnification. The Corporation shall, at the request of the Referee, make available facts, opinions or other evidence in any way relevant to the Referee's findings that are within the possession or control of the Corporation.

          (g)  If an Eligible Person claiming indemnification pursuant to
Section 7.7(f) is found not to be entitled thereto, or if the Board of Directors fails to select a Referee under Section 7.7(f) within a reasonable amount of time following a written request of an Eligible Person for the selection of a Referee, or if the Referee or the Board of Directors fails to make a determination under Section 7.7(f) within a reasonable amount of time following the selection of a Referee, the Eligible Person may apply for indemnification with respect to a Claim to a court of competent jurisdiction, including a court in which the Claim is pending against the Eligible Person. On receipt of an application, the court, after giving notice to the Corporation and giving the Corporation ample opportunity to present to the court any information or evidence relating to the claim for indemnification that the Corporation deems appropriate, may order indemnification if it determines that the Eligible Person is entitled to indemnification with respect to the Claim because such Eligible Person met the standards of conduct set forth in Section 7.7(a)(2). If the court determines that the Eligible Person is entitled to indemnification, the court shall also determine the reasonableness of the Eligible Person's Expenses.

          (h) The rights of indemnification provided in this Section 7.7 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 7.7, the Board of Directors may, at any time and from time to time, (1) approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions, and (2) authorize the Corporation to purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such Liability or Expense.

          (i) Expenses incurred by an Eligible Person with respect to any Claim may be advanced by the Corporation (by action of the Board of Directors, whether or not a disinterested quorum exists) prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount if he is determined not to be entitled to indemnification.

          (j) The provisions of this Section 7.7 shall be deemed to be a contract between the Corporation and each Eligible Person, and an Eligible Person's rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this Section 7.7 that occurs subsequent to such person becoming an Eligible Person.

          (k) The provisions of this Section 7.7 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.


                                 ARTICLE VIII
                       Approval of Business Combinations

          Section 8.1. Supermajority Vote.

          (a) The Corporation shall not engage in any business combination with any interested shareholder for a period of three (3) years following the time that such shareholder became an interested shareholder, unless:

          (1) Prior to such time the Board of Directors of the Corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

          (2) Upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned voting stock of the Corporation representing at least 85% of the votes entitled to be cast by all voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation or any of its majority-owned subsidiaries in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (3) At or subsequent to such time, the business combination is approved by the Board of Directors of the Corporation and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes entitled to be cast by the outstanding voting stock which is not owned by the interested shareholder.

          (b) The restrictions contained in subsection 8.01(a) shall not apply if:

          (1) A shareholder becomes an interested shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an interested shareholder; and (ii) would not, at any time within the 3-year period immediately prior to a business combination between the Corporation and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership;

          (2) The business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under this paragraph (2) of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph
     (2); (ii) is with or by a person who either was not an interested shareholder during the previous three (3) years or who became an interested shareholder with the approval of the Corporation's Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors of the Corporation prior to any person becoming an interested shareholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to
     (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to IC 23-1-40-3(g) of the Corporation Law, no vote of the shareholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days' notice to all interested shareholders prior to the consummation of any of the transactions described in clause (x) or
     (y) of the second sentence of this paragraph (2).

          (c)     As used in this Section 8.01 only, the term:

          (1) "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

          (2) "Associate," when used to indicate a relationship with any person, means: (i) any corporation, partnership, limited liability company or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          (3) "Business combination," means: (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the interested shareholder, or (B) with any other corporation, partnership, limited liability company or other entity if the merger or consolidation is caused by the interested shareholder and as a result of such merger or consolidation subsection (a) of this
     Section 8.01 is not applicable to the surviving entity; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the interested shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation; (iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested shareholder became such; (B) pursuant to a merger under IC 23-1-40-4 of the Corporation Law; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested shareholder became such; (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the interested shareholder's proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation; (iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested shareholder; or (v) any receipt by the interested shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs
     (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

          (4) "Control," including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, limited liability company or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

          (5) "Interested shareholder" means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and associates of such person; provided, however, that the term "interested shareholder" shall not include (x) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an interested shareholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further Corporate action not caused, directly or indirectly, by such person, (y) American Securities Partners GP (Management) Corp., ASP/CTB G.P. Corp. or any of their respective affiliates or associates or (z) any member of the Caryl M. Chocola family and their respective affiliates. For the purpose of determining whether a person is an interested shareholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6) "Person" means any individual, corporation, partnership, limited liability company or other entity.

          (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

          (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

          (9) "Owner," including the terms "own" and "owned," when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: (i) beneficially owns such stock, directly or indirectly; or (ii) has
     (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

          Section 8.2.  Fiduciary Obligations Unaffected.  Nothing in this
Article VIII shall be construed to relieve any interested shareholder from any fiduciary duty imposed by law.

          Section 8.3.  Article VIII Nonexclusive.  The provisions of this
Article VIII are nonexclusive and are in addition to any other provisions of law or these restated Articles of Incorporation or the By-Laws of the Corporation relating to business combinations, interested shareholders or similar matters.

          Section 8.4. Amendments. Any amendment to this Article VIII shall not be effective until twelve (12) months after the adoption of such amendment and shall not apply to any business combination with any person who became an interested shareholder on or prior to such adoption.

                                  ARTICLE IX
                                 Miscellaneous

          Section 9.1. Amendment or Repeal. Except as otherwise expressly provided for in these Restated Articles of Incorporation, the Corporation shall be deemed, for all purposes, to have reserved the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation to the extent and in the manner now or hereafter permitted or prescribed by statute, and all rights herein conferred upon shareholders are granted subject to such reservation.

          Section 9.2. Captions. The captions of the Articles and Sections of these Restated Articles of Incorporation have been inserted for convenience of reference only and do not in any way define, limit, construe or describe the scope or intent of any Article or Section hereof.

          Section 9.3 Election Not to be Governed by IC 23-1-42. The Corporation, pursuant to the provisions of IC 23-1-42-5, hereby expressly elects not to be governed by the provisions of Chapter 42 of the Corporation Law (IC 23-1-42), regarding control share acquisitions.

          Section 9.4.  Election Not to be Governed by IC 23-1-43.   The
Corporation, pursuant to the provisions of IC 23-1-43-22(B), hereby expressly elects not to be governed by the provisions of Chapter 43 of the Corporation Law (IC 23-1-43), regarding business combinations.